Exhibit 16.1

April 22, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read iPic Entertainment Inc.’s statements included under Item 4.01 of its Form 8-K dated April 22, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the information included underneath the heading Appointment of Independent Registered Public Accounting Firm.

/s/ Crowe LLP

Fort Lauderdale, Florida

cc:	Mr. Dana Messina Audit Committee Chairman iPic Entertainment Inc.